PRODUCT SUPPORT SERVICES

PROXY UPDATE                MAY 14, 1996

Over the next several months, 66 Putnam funds are scheduled to distribute proxy statements to their shareholders. Within each proxy statement, Putnam will solicit shareholder votes on a number of proposals relating to the operation of each fund. These proposals will vary among funds. Attached is a matrix which includes all funds scheduled for meetings, the meeting date, and a list of proposals for each. Below are explanations of each proposal.

TRUSTEES
Putnam is requesting that shareholders elect trustees to represent their fund. The trustees are responsible for the general oversight of the fund's business and for assuring that the fund is managed in the best interest of the shareholders.

AUDITORS
Shareholders are requested to ratify the selection by the trustees of the independent auditors of their fund for its current fiscal year. Auditors will review the accounting statements of the fund and issue a report validating the figures.

MANAGEMENT FEES
Shareholders are requested to approve an increase in management expenses. Management expenses are the daily operating cost of running the fund, including the salaries of the managers, research expenses, and marketing fees.

CONVERSION OF FUND FROM OPEN-END TO CLOSED-END  -  SUNROOFING
A few of our closed-end funds are soliciting a shareholder vote requesting the conversion of the funds to open-end status. The organizational documents of those funds provides that if the fund has been trading at a discount greater than 10% for the twelve consecutive weeks preceding the fund s fiscal year end, shareholders must be given the right to vote whether the fund should be converted to an open-end fund. This policy is known as the "sunroof provision".

MERGERS
Trustees are recommending the merger of three Putnam tax exempt funds. The trustees recommend each merger because it will offer shareholders the opportunity to pursue similar investment objectives in a larger fund with greater investment flexibility and lower expenses. An exchange of shares will take place at net asset value.
INVESTMENT RESTRICTIONS
Putnam is requesting that shareholders approve a number of amendments to, or deletions of, fundamental investment restrictions. The proposals are listed below.

For eliminating the fund's fundamental investment restriction which limits the fund's ability to pledge assets.

For eliminating the fund's fundamental investment restriction with respect to margin transactions.

For eliminating the fund's fundamental investment restriction with respect to short sales.

For amending the fund's fundamental investment restriction with respect to investments in real estate.

For amending the fund's fundamental investment restriction with respect to making loans by purchasing securities.

For eliminating the fund's fundamental investment restriction with respect to investments in securities of issuers in which management of the fund or Putnam Investment Management, Inc. owns securities.

For amending the fund's fundamental investment restriction with respect to diversification of investments.

For amending the fund's fundamental investment restriction with respect to owning 10% of the securities of a single issuer.

For eliminating the fund's fundamental investment restriction with respect to investment companies.

For eliminating the fund's fundamental investment restrictions with respect to investments in illiquid securities.

Investing in oil, gas, mineral interests.

For eliminating the fund's fundamental investment restriction with respect to investments for the purpose of gaining control of a company's management.

For amending the fund's fundamental investment restriction with respect to investments in issuers that have been in operation for less than three years.

For eliminating the fund's fundamental investment restriction prohibiting the fund from investing in investment companies if prohibited by German law.

For amending the fund's fundamental investment restriction with respect to making loans through purchases of debt obligations, repurchase agreements and securities loans.

For amending the fund's fundamental investment restriction with respect to commodities transactions.

For eliminating the fund's fundamental investment restriction with respect to options transactions.

For eliminating the fund's fundamental investment restriction with respect to the purchase of restricted securities.

For eliminating the fund's fundamental investment restriction with respect to warrants.

For eliminating the fund's fundamental investment restriction with respect to trading accounts.


FOR INTERNAL USE ONLY

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